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                                                                    EXHIBIT 99.1

NEWS RELEASE                                  EASTERLY
                                              INVESTOR RELATIONS
==============================================================================

                            Contacts:   For:  Crown Castle International Corp.
                                              Ken Dennard, Easterly Investor
                                              Relations
                                              kdennard@easterly.com
                                              713-529-6600
FOR IMMEDIATE RELEASE

                                        For:  BellSouth Corporation
                                              Jeff Battcher
                                              404-713-0274

                    CROWN CASTLE AND BELLSOUTH PARTNER AGAIN
                 FOR MORE TOWER INFRASTRUCTURE AND CONSTRUCTION

                   New Pact Includes 773 Towers, $317 Million

 HOUSTON and ATLANTA - JULY 12, 1999 - Crown Castle International Corp. (NASDAQ:
TWRS) and BellSouth Corporation (NYSE:BLS) affiliates: BellSouth Carolinas PCS, L.P., and BellSouth Personal Communications, Inc., have reached a preliminary agreement, subject to BellSouth's board approval and, with respect to certain assets, the consents of certain BellSouth partners, for BellSouth to sublease through a master sublease agreement all unused space on its 773 personal communications services (PCS) towers to Crown Castle for $317 million in cash. In addition, Crown Castle and BellSouth's affiliates have agreed to enter into a new exclusive three-year build-to-suit agreement.

   With this transaction, Crown Castle will be responsible for managing, maintaining and leasing the available space on BellSouth's 773 PCS towers located in North Carolina, South Carolina, east Tennessee, and parts of Georgia. Crown Castle will also help BellSouth keep up with infrastructure demand for its wireless service network through exclusive construction of its build-to-suit towers. While Crown Castle will have complete responsibility for the towers and their monitoring and maintenance, BellSouth will continue to fully own its communications components including transmitters, receivers, switching equipment, etc. BellSouth will pay a fee of $1,200 per month to Crown Castle for its services with respect to BellSouth's retained space on existing and build-to-suit towers.

   "We are proud to have been chosen by BellSouth to manage, operate and lease-up its digital PCS tower footprint and construct their new builds going forward," stated Ted B. Miller, Jr., Chairman and CEO of Crown Castle International. "These clustered assets are prime properties in excellent growth markets and have no overlap with our earlier BellSouth transaction that involved over 1,850 tower sites. Additionally, these assets currently average approximately two tenants per tower, generating significant cashflow immediately. These towers are also relatively new and 85 percent are over 150 feet tall, ideally positioned for co-location and lease-up."
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   "We have again chosen Crown Castle based on their overall competitive bid and their existing operational expertise, allowing us to quickly close this deal," said Ed Reynolds, president of BellSouth Mobility DCS. "While our towers were bid upon by the major participants in the tower sector, pricing was not the differentiating factor and Crown Castle did not offer the highest `per tower' bid. We chose Crown Castle based on our belief that they are the premier outsourcing partner in the tower business."

   Crown Castle will provide a full array of services for BellSouth's existing and build-to-suit towers including marketing, securing all the necessary clearances, site location, procurement, tower design, construction, installation and maintenance.

   The deal is expected to close by December 31, 1999.

   BellSouth is a $23 billion communications services company. It provides telecommunications, wireless communications, cable and digital TV, directory advertising and publishing, and Internet and data services to more than 34 million customers in 19 countries worldwide. For more information visit: www.bellsouth.com.
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   Crown Castle International Corp. is a leading provider of communication sites and wireless network services and provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries in the United States and United Kingdom. Pro forma for all closed and previously announced transactions, Crown Castle International owns, operates and manages over 7,000 wireless communication towers internationally. For more information on Crown Castle International, visit: www.crowncastle.com.
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   This press release contains various forward-looking statements and information that are based on Crown Castle International management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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